EXHIBIT 99.2

LEON TEMPELSMAN

September 6, 2013

Lazare Kaplan International Inc.

19 West 44th Street -16th Floor

New York, NY 10036

Attention:	William H. Moryto,
Vice President and
Chief Financial Officer

Gentlemen:

Reference is made herein to that certain Stock Purchase Agreement dated as of July 18, 2013 between me and Lazare Kaplan International Inc. (the “Company”) pursuant to which I purchased 625,000 shares held in the Company’s treasury (the “Shares”) for a price of $1.40 per share (for an aggregate consideration of $875,000).

This Letter Agreement shall confirm our agreement that I have granted to the Company an option to repurchase the Shares for a price of $1.40 per share (for an aggregate consideration of $875,000). Such option may be exercised by the Company by written notice to me and such option if not exercised by the Company shall expire automatically at the close of business on February 28, 2014. If the Company exercises the option, the closing of the purchase of the Shares shall take place not later than three (3) business days following the date on which the option is exercised. Payment shall be made to me by delivery of bank check or wire transfer to an account to be designated by me in writing prior to the date of closing.

This Letter Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same confirmation. Delivery of an executed counterpart of a signature page to this Letter Agreement by telecopier or by PDF shall be effective as delivery of a manually executed signature page hereto.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Letter Agreement may not be modified or amended except pursuant to a written instrument executed by the party sought to be bound thereby.

If the foregoing correctly sets forth our understanding and agreement, kindly indicate the Company’s acceptance thereof by signing below.

Very Truly Yours,
/s/ Leon Tempelsman
LEON TEMPELSMAN

ACCEPTED AND AGREED TO:

LAZARE KAPLAN INTERNATIONAL INC.

By:	/s/ William H. Moryto

Name: William H. Moryto,
Title: Vice President and Chief Financial Officer